EXHIBIT 10.5

           DISCREET AUTHORIZED EDUCATIONAL RESELLER AGREEMENT
                             (United States)


     This Educational Reseller Agreement ("Agreement") effective on December 1, 1999 ("Effective Date") is made between Discreet (Discreet), a division of Autodesk, Inc., a Delaware corporation ("Discreet"), and the reseller set forth below ("Reseller").

Reseller       Design Technologies

Address        8245 W. 1-24 Frontage Road, #4

City           Erie, CO  80516

FAX            303-449-2181

SAP            0070001215

1.   DEFINITIONS

1.1 "ANNUAL BUSINESS PLAN" shall mean detailed sales and marketing plan for the Educational Software products, which shall be incorporated by reference as part of this Agreement.

1.2 "AUTHORIZED EDUCATION INSTITUTION" shall mean a public or private organization in the business of teaching or training people other than their own employees strictly for Educational Use. Discreet categorizes Authorized Educational Institutions in four sub-markets: "K-12" for Kindergarten through high school. 2) "Four-year Colleges" for accredited colleges and universities offering bachelors and advanced degrees. 3) "Two-year Colleges" for accredited institutions offering certificates and degrees beyond high school and below a bachelor's degree, and 4) "Career Colleges" for private, for-profit, accredited institutions offering certificates and degrees in programs lasting at least one year.

1.3 "AUTHORIZED EDUCATION MARKETS" shall mean Authorized Educational Institutions, their faculty, staff or Authorized Students.

1.4 "AUTHORIZED EDUCATIONAL PRODUCTS" shall mean the Educational Software Product(s) which (a) Reseller has procured from Discreet in accordance with this agreement, and (b) Reseller is authorized to market and distribute to End Users only in accordance with the Product Requirements Sheet which corresponds to such Educational Software Products(s).

1.5 "AUTHORIZED LOCATION" shall mean such physical location where Reseller is unauthorized to market and distribute Educational Software Products to End Users, as identified in the Product Requirements Sheet concerning such Educational Software Products.

1.6 "AUTHORIZED STUDENT" shall mean a full-time student attending an Authorized Educational Institution in accordance with Discreet's certifications and purchase agreements, policies and procedures.

1.7 "AUTHORIZED TERRITORY" shall mean the United States and any geographical area, identified in the Product Requirements Sheet, within which Reseller is authorized to market, distribute, and support the Authorized Educational Products corresponding to such Product Requirements Sheet.

1.8 "CO-OP FUNDS" shall mean funds, which are made available to Reseller for the promotion of Educational Software Products, under the terms of this Agreement.

1.9 "EARNBACKS" shall mean rebates that Reseller shall receive, under the terms of this Agreement, upon the achievement of Reseller's Target.

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1.10 "EDUCATIONAL SOFTWARE PRODUCT" shall mean the then-current educational product offerings of Discreet, its subsidiaries and affiliates, and any Upgrades, Bug Fixes, or Enhancements thereto.

1.11 "EDUCATIONAL USE" shall mean for instructional use by End Users and for the management of the Authorized Educational Institution's facilities only. Educational Software Product cannot be used in production for commercial revenue generating activities or activities for which someone would normally receive compensation.

1.12 "END USER" shall mean an educational institution, student, faculty or staff member as stated in the Product Requirements Sheet and Exhibits, who is licensing one or more Educational Software Products for Educational Use only.

1.13 "END USER LICENSE" shall mean the then-current license agreement shipped with, or incorporated in, each Educational Software Product, which sets forth the terms and conditions under which an End User may use such Educational Software Product.

1.14 "PRODUCT REQUIREMENTS SHEET" shall mean a written amendment to the agreement executed by the parties which sets forth the terms and conditions under which Reseller is authorized to market, distribute, and support on or more Educational Software Products to End Users. Reseller may not market or distribute any Educational Software Product to End-Users until the parties have executed a Product Requirements Sheet corresponding to such Educational Software Products. Reseller must continuously meet the requirements set forth in the Product Requirements Sheet for each Authorized Location in which Reseller intends to market, distribute, and support the Educational Software Products corresponding to such Product Requirements Sheet.

1.15 "STUDENT MARKET" shall mean sales to individual students, staff or faculty.

1.16 "TARGETS" shall mean the revenue and other performance targets as specified in the Product Requirement Sheets.

1.17 "UPDATES, BUG FIXES, AND ENHANCEMENTS" collectively shall mean additions or corrections to any Educational Software Product which (a) Discreet designates to be a modified or upgraded version of such Educational Software Product, and (b) requires the End User to whom it is distributed to have previously licensed the Educational Software Product corresponding to such modified or upgraded version.

1.18 All references in this Agreement to the "sale" of or "selling" or "purchase" of Software shall mean the sale or purchase of a license to use such Software.

2.   APPOINTMENT

2.1 NONEXCLUSIVE EDUCATIONAL RESELLER. Discreet appoints Reseller as a nonexclusive educational reseller to market, distribute and support only the Authorized Educational Products identified on one ore more Product Requirements Sheet(s), solely to End Users within the Authorized Territory, pursuant to an End User License Agreement.

2.2 RETENTION OF RIGHTS BY DISCREET. Discreet reserves the unrestricted right (a) to market, distribute, and support any Discreet Software Product worldwide in any location, including in the Authorized Territory, directly to End Users or through any other channel, including, but not limited to, original equipment manufacturers, value added resellers, distributors, resellers, or retail outlets, and (b) to modify, augment, or otherwise change the methods in which Discreet markets, distributes, or supports any Educational Software Product, without any liability to Reseller.

2.3  RESTRICTIONS.  Reseller agrees as follows:

(a) Reseller shall use its best efforts to enforce the terms of the End User License Agreement and to advise Discreet promptly of any known breach of the terms of the End User License Agreement or this Agreement.

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Reseller shall not distribute copies of any Discreet Software Product that is marked "Not for Resale" or otherwise provided to Reseller for demonstration purposes only ("NFR(s)").

(b) Reseller shall not market, distribute, or support any Discreet Software Product to or for any third party other than an End User.
Reseller expressly acknowledges and agrees that Reseller is not a Discreet distribution partner and further acknowledges and agrees that the distribution rights granted under this Section 2 may not be construed so as to allow Reseller to market or distribute Educational Software Products to any person or entity other than an End User. This restriction notwithstanding, Reseller may permit the financing of any Educational Software Products by an End user through a financial institution, approved by Discreet. Such financing shall be restricted to a loan arrangement or permitting an End User to enter into a buy-out lease, provided however, such financial institution shall not be an End User and shall have no rights to such product as a licensee thereof. In any event, this consent shall not be construed to permit short-term rental of Educational Software Products.

(c) Reseller shall not purchase, license or otherwise acquire or attempt to acquire licenses for Educational Software Products from (i) an End User,
(ii) an agent acting on behalf of an End User, or (iii) any person or party other than Discreet or a Discreet Distribution Partner.

(d) Reseller shall not attempt to upgrade, exchange, or otherwise procure an economic benefit from any Educational Software Product purchased, licensed, or otherwise acquired from (i) an End User, (ii) an agent acting on behalf o fan End User, or (iii) any person or party other than Discreet or a Discreet Distribution Partner.

(e) Reseller shall not attempt to mischaracterize an Update, Bug Fix, or Enhancement as a stand-alone, fully paid-up license to the corresponding Educational Software Product for the purpose of attempting to upgrade, exchange, or otherwise procure an economic benefit from such update, Bug Fix, or Enhancement.

(f) Reseller shall not market, distribute, or support any Educational Software Product (i) to any entity purporting to be an End User but which is either known to Reseller or known to Discreet and communicated to Reseller, to have the intent to, or have attempted to, sublicense such Educational Software Products to bona fide End users or other third parties, (ii) to any End User or third party who indicates an intention to use the Educational Software Product for other than Educational Usage,
(iii) or to any End User or other third party who intends to export the Educational Software Products, without authorization from Discreet.

(g) Reseller shall not attempt to market or distribute restricted Educational Software Products other than in the Authorized Territory, unless authorized by Discreet in writing. Any advertising, including but not limited to, trade magazine and Web based advertising, which will be seen by customers outside of Reseller's Authorized Territory, must contain a disclaimer notifying such customers that Reseller may not sell to customers outside of Reseller's Authorized Territory. Reseller shall refrain from marketing or promoting, in any manner, any Educational Software Product other than the Authorized Products(s).

(h) In addition to all other remedies available to Discreet under law or equity or this Agreement, in the event that Reseller violates any of the provisions of subsections 2.3(a)-(f) herein, Reseller shall pay to Discreet, as liquidated damages and not as a penalty, an amount equal to the difference between the then-current Discreet suggested retail price and the price Reseller actually paid for the Educational Software Product used, procured or distributed in contravention of this Section 2.3. In the event that Reseller violates the provisions of subsections 2.3(g), Reseller shall pay to Discreet, as liquidated damages and not as a penalty, the sum of $500.00 for each copy of Educational Software Product the Reseller wrongly sold or distributed. Furthermore, Discreet may terminate this agreement for numerous or repeated violations of subsections 2.3(a-g).

2.4 REPORTING. Reseller, at its own expense and in the format requested by Discreet, shall provide the following reports:

(a) SELL THROUGH REPORTS. Reseller shall maintain complete and accurate records concerning each and every Authorized Product distributed to an End User in accordance with this Agreement, including the name, phone number, fax number, and address of each such End User, the serial number of each Educational Software Product licensed to such End User, the Authorized Location from which such product was distributed, the date of the

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transaction, and end-of-month inventory for each Authorized Product.
Reseller shall provide the Discreet sales office with written reports including the above referenced information within fifteen (15) days of the end of each calendar month during the term of this Agreement, and shall also provide Discreet with such information promptly at other times upon reasonable request of Discreet.

(b) FORECASTS. Reseller shall provide Discreet with monthly forecasts, via e-mail, setting forth the numbers of copies of each Authorized Product held in inventory by Reseller, and the numbers of copies of each Authorized Product which Reseller expects to distribute to End Users in the ninety
(90) day period following the date of the report. Reseller also agrees, upon the request of Discreet, to provide Discreet with market research information regarding competition and changes in the market.

2.5 AUDIT RIGHTS. Discreet, in its sole discretion, not more than once each Discreet fiscal quarter, may conduct an audit of the financial and other records of Reseller for the purpose of validating or augmenting the Reseller reports identified in Section 2.4 above and otherwise ensuring that Reseller is complying with the terms of this Agreement. Such audits shall be conducted at Reseller's sites during normal business hours upon reasonable notice to Reseller. Discreet shall bear the cost of such audit, unless Discreet determines that 9a) Reseller has underpaid Discreet by more than five percent (5%) for any Discreet fiscal quarter or year, or (b) Reseller has failed to disclose a material breach of an End User License Agreement or of this Agreement.

2.6 ADDITIONAL RESELLER DUTIES. Reseller agrees to perform all of the following obligations in good faith:

(a) PRODUCT REQUIREMENTS SHEETS. Each Authorized Location of Reseller shall continuously comply with the specific requirements ("Product Requirements") set forth in each Product Requirements Sheet.

(b) APPROVALS. Reseller shall obtain and maintain at its own expense all approvals, consents, permissions, licenses, and other governmental or other third party approvals necessary to enable Reseller to market, distribute, and support the Products for which reseller is authorized in accordance with this Agreement. Reseller shall comply with all applicable federal, state, county, and local laws, statutes, ordinances, and regulations, which apply to the activities of Reseller.

(c) MARKETING ACTIVITIES. Reseller shall use its best efforts to actively market, promote, and distribute, at Reseller's expense, the Authorized Products only within the Authorized Territory under the terms of this Agreement and the Product Requirement Sheet(s). All sales and marketing activities shall be defined in the Annual Business Plan.

(d) UPDATES, BUG FIXES, AND ENHANCEMENTS. Reseller, at its own expense, shall be responsible for distribution and support of any updates and/or Bug Fixes to any Educational Software Product which Reseller has licensed to an End User promptly after delivery to Reseller of such Update or Bug Fix. Discreet reserves the right to distribute Updates, Bug Fixes, and Enhancements to End Users directly or through alternative channels, including, but not limited to, electronic distribution. Reseller shall promptly notify Discreet of any defect in any Discreet Software Product, which is discovered by or reported to Reseller.

(e) CSC RESELLER POLICY AND PROCEDURE MANUAL AND AER ACCESS. Reseller shall comply with all terms and conditions as set forth in the ten current CSC Reseller Policy and Procedure Manual and AER Access. Failure to abide by such policies and procedures shall be considered a material breach of this agreement. Discreet reserves the right to modify such policies and procedures at anytime.

(f) FULFILLMENT OF REBATE AND PROMOTIONAL COUPONS. From time to time Discreet may run a promotion whereby End Users may receive a rebate or promotional offer for Authorized Educational Products. Discreet appoints Reseller as a non-exclusive agent for the fulfillment of rebate claims ("Rebate Claims") submitted by End Users for the various promotions ("Promotions"). Reseller shall pay to an End User who has submitted a Rebate Claim the specified dollar amount as set forth on the Rebate Coupon, according to the terms and conditions stated on the Rebate Coupon.
Reseller shall only pay End User for Rebate Claims, which have been received for the Promotions for which Reseller has been authorized by Discreet. Reseller shall pay a rebate to End User only if the Rebate Coupons have been completely filled out by the End User, if all required documentation is attached, and the

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Rebate Claim was postmarked or received prior to the expiration date printed on the Rebate Coupon, unless otherwise instructed by Discreet. After submission of all required End User documentation by Reseller to Discreet, Discreet shall credit Reseller's account for the amount of the Rebate Coupon.

(g) ANNUAL BUSINESS PLAN. On a yearly basis Discreet will require that each Reseller write an Annual Business Plan to setting forth Reseller's sales activities, marketing events and activities, dedicated personnel, shared personnel, and financials. The purpose of the Annual Business Plan is to establish an agreement on how to achieve Discreet and Reseller targets, increase customer satisfaction and meet return on investment criteria. An approved Annual Business Plan must be on file with Discreet Education Management and Discreet Regional Sales Management upon the execution of this Agreement. Reseller's authorizations under this Agreement shall not be valid without an approved Annual Business Plan.

3.   RESELLER ORDERS AND PAYMENT TERMS

3.1 PRICES AND ORDERS. The prices applicable to Reseller shall be the prices reflected on the then current Reseller Price List. Discreet may change prices and discounts at any time effective thirty (30) days after publication of a new Educational Price List or other similar notice to Reseller. All prices are F.O.B. or Free Carrier Discreet's manufacturing plant. Purchase orders must be in writing (including facsimile, telex, telecopy or electronic communication such as email, but only if such form of electronic communication has been previously agreed to by Discreet) and must request a delivery date during the term of this Agreement. Discreet reserves the right to accept or reject orders, in whole or in part, and shall make reasonable commercial efforts to advise Reseller promptly of any order rejected hereunder. Upon acceptance by Discreet, purchase orders shall be binding as to the products and services ordered and placed of delivery, but not as to any other term appearing on such purchase order. Discreet reserves the right to reject any order or to cancel any order previously accepted if Discreet determines that Reseller is in default under this Agreement.

3.2 TAXES. Reseller shall be responsible for the payment of all federal, state, county, or local taxes, fees, and other charges, including all applicable income and sales taxes, including penalties and interest, with respect to the Educational Software Products.

3.3 PAYMENT. Payment shall be in advance of or upon delivery unless credit has been arranged with Discreet, in which case Discreet shall submit an invoice to Reseller upon shipment of an order or partial order. If Discreet elect to grant credit to Reseller, all invoiced amounts shall be due and payable net (30) days from the date of invoice. If Reseller fails to pay any invoiced amounts when due, Discreet may at its discretion, and in addition to any other remedies, revoke or suspend Reseller's credit terms, require further assurances from Reseller that such invoiced amounts shall be paid, or require Reseller to prepay for all Authorized Educational Products ordered. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the legal maximum, whichever is less.

3.4 SHIPMENT. Discreet will ship orders to the address designated in Reseller's purchase order F.O.B. or Free Carrier Discreet's manufacturing plant, at which time risk of loss shall pass to Reseller. All freight, insurance, customs duties, and other shipping expenses shall be paid by Reseller.

3.5 AER SALES TOOK KIT CHARGE. Reseller shall purchase from Discreet at the then current price, each year this Agreement is in force, one AER Sales Took Kit per authorized location which includes not for resale copies of the certain Authorized Educational Products and certain marketing material as deemed appropriate by Discreet.

4.   COMMISSIONS, EARNBACKS AND CO-OP FUNDS.

4.1 COMMISSION. Reseller may receive a commission on direct sales of Authorized Products to End Users by Discreet, provided that Reseller is authorized to sell such products and Reseller complies with all terms and conditions for receiving a commission, as set forth in the then current documentation (including but not limited to the Autodesk Comprehensive Educational Solution Agreement ("ACES")).

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4.2  EARNBACK FUNDS.  Reseller shall receive an Earnback of two percent
(2%) of Resellers quarterly Authorized Educational Product purchases in the event Reseller achieves one hundred percent (100%) of Reseller's quarterly Target. Reseller shall receive an additional two percent (2%) of Resellers quarterly Authorized Educational Product purchases in the event Reseller achieves one hundred and ten percent (110%) of Reseller's quarterly Target. Earnbacks due shall be credited to Reseller's account with Discreet thirty
(30) days after the last day of the Discreet fiscal quarter. Targets shall be assigned to Reseller by Discreet for each quarter, in writing. Targets shall be based upon actual sales by Reseller to End Users only. In the event that Reseller has returns of Discreet Educational Software Products in excess of the allowable percentage of returns for that quarter, Reseller shall not be entitled to Earnbacks for such quarter and any Earnbacks credited to Reseller's account shall be debited. Reseller shall be notified, in writing, of the allowable return percentage for any quarter at least thirty (30) days prior tot he end of that quarter.

4.3 CO-OP FUNDS. Reseller's discount on Authorized Educational Product purchases includes a two percent (2%) discount, which are designated as Co-op funds. Co-op funds shall be used as funding for local sales and marketing activities approved in the current Business Plan.

5. TRADEMARKS. During the term of this Agreement, Reseller shall have a nonexclusive, nontransferable right to indicate to the public that it is a Discreet authorized educational reseller and to advertise the Discreet Educational Software Products within the United States under the trademarks and slogans adopted by Discreet from time to time ("Trademarks"). Reseller's use of the Trademarks in any literature, promotion, or advertising shall be in accordance with Discreet guidelines for such usage. Reseller shall not contest, oppose, or challenge Discreet's ownership of the Trademarks. All representations of Discreet Trademarks that Reseller intends to use shall be exact copies of those used by Discreet, or shall first be submitted to the appropriate Discreet personnel for approval of design, color, and other details, and such approval shall not be unreasonably withheld. If any of the Discreet Trademarks are to be used in conjunction with another trademark on or in relation to the Software, then the Discreet Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark.
Effective upon the termination of this Agreement, Reseller shall cease all usage of Discreet Trademarks and shall remove all such Trademarks.

6. TITLE AND PROPRIETARY RIGHTS. The Education Software Products, and other materials included in or incorporated in the Discreet Education Software Products ("Materials") remain at all times the property of Discreet. Reseller acknowledges and agrees that Discreet holds the copyright to the Discreet Educational Software Products and, except as expressly provided herein, Reseller is not granted any other right or license to patents, copyrights, trade secrets, or trademarks with respect to the Materials. Reseller shall take all reasonable measures to protect Discreet's proprietary rights in the Materials and shall not copy, use or distribute the Materials, or any derivative thereof, in any manner or for any purpose, except as expressly authorized in this Agreement. Reseller shall not disassemble, decompile, or reverse-engineer any Discreet Software Product, including the Materials, or otherwise attempt to discovery any Discreet trade secret or other proprietary information. Reseller acknowledges that Discreet has an Anti-Piracy Program and Reseller agrees to review and follow the Anti-Piracy Program Guidelines as published by Discreet from time to time. Reseller shall notify Discreet promptly in writing upon its discovery of any unauthorized use of the Discreet Educational Software Products or infringement of Discreet's patent, copyright trade secret, trademark, or other intellectual property rights. Reseller shall not distribute any Discreet Software Product to any person or entity if Reseller is aware that such person or entity may be involved in potential unauthorized use of Discreet Educational Software Products or other infringement of Discreet's proprietary rights.

7. CUSTOMER DATABASE. Reseller shall have access to Discreet's customer database, which is Discreet confidential information. Reseller access to such database shall be limited to customers with which Reseller has a pre-existing business relationship.

8. SECURITY INTEREST. Reseller hereby grants to Discreet a security interest in all of Reseller's inventory purchased from Discreet ("Reseller's Inventory"), all of Reseller's accounts receivable evidencing any obligation to Reseller for payment for Authorized Products sold, and all proceeds of any character, whether cash or non-cash, arising from the disposition of Reseller's Inventory and accounts.

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9.   WARRANTY AND LIMITATIONS OF WARRANTY.  Discreet makes certain limited warranties to the End User in the End User License Agreement and disclaims all other warranties. RESELLER SHALL NOT MAKE ANY WARRANTY OR REPRESENTATION ACTUALLY, APPARENTLY OR OSTENSIBLY ON BEHALF OF DISCREET. EXCEPT FOR THE EXPRESS END USER WARRANTY REFERRED TO HEREIN, DISCREET MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE DISCREET EDUCATIONAL SOFTWARE PRODUCTS. DISCREET EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT.

10.  INDEMNITY

10.1 INFRINGEMENT INDEMNITY BY DISCREET. Discreet indemnify, hold harmless, and defend, at its expense, Reseller from any which alleges that any Discreet Software Product infringes a United States patent, copyright, or trade secret, provided that Reseller promptly notifies Discreet in writing of any claim, gives Discreet sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Software is finally adjudged to so infringe, Discreet, in addition to paying any judgment or damages, at its exclusive option, (a) shall procure for Reseller the right to continue distribution of such Discreet Software Product; (b) shall modify or replace such Discreet Software Product with a non-infringing product; or (c) shall accept return of the Discreet Software Product and refund the purchase price. Discreet shall have no liability regarding any claim (i) arising out of the use of the Discreet Software Product in combination with other products, or modification of the Discreet Software Product, if the infringement would not have occurred but for such combination, modification, or usage, or (ii) for use of the Discreet Software Product which does not comply with the terms of the End User License Agreement or this Agreement. THE FOREGOING STATES RESELLER'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY KIND.

11.  LIMITATION OF LIABILITY.  EXCEPT FOR CLAIMS UNDER THE INDEMNITY
SECTION 10 ABOVE, DISCREET'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR THE ORDER OR DELIVERY OF ANY SOFTWARE SHALL NOT EXCEED THE PRICE PAID BY RESELLER FOR THE DISCREET SOFTWARE PRODUCTS(S). IN NO EVENT SHALL DISCREET BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT DISCREET HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FUNDAMENTAL BREACH, BREACH OF
A FUNDAMENTAL TERM OR FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.  CONFIDENTIALITY

12.1 CONFIDENTIAL INFORMATION. As used in this Agreement, Confidential Information shall mean any information (a) designated as confidential orally or in writing by either party hereto, (b) related to any Discreet Software Product, (c) related to Discreet's business, or (d) other information received by Reseller by virtue of Reseller's relationship with Discreet including, but not limited to, product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development, or know-how.

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12.2 LIMITATIONS ON DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION.  Each
party shall exercise reasonable care to prevent the unauthorized disclosure of Confidential Information by employing no less than the same degree of care employed by such party to prevent the unauthorized disclosure of its own Confidential Information. Confidential Information disclosed under this Agreement shall only be used by the receiving party in the furtherance of this Agreement or the performance of its obligations hereunder. Neither party shall disclose the terms of this Agreement to any third party without the prior written consent of the other, except pursuant to a valid and enforceable order of a court or government agency.

12.3 EXCEPTIONS. Confidential Information does not include information which (a) is rightfully received by the receiving party from a third party without restriction, (b) is known to or developed by the receiving party independently without use of the confidential information, 9c) is or becomes generally known to the public by other than a breach of duty hereunder by the receiving party, or (d) has been approved for release by written authorization of the receiving party.

13.  TERM, RENEWAL, TERMINATION, AND OTHER REMEDIES

13.1 INITIAL TERM AND RENEWAL. This Agreement shall continue for the period beginning on the Effective Date through January 31, 2001, unless terminated earlier under the provisions of this Agreement.

13.2 TERMINATION FOR INSOLVENCY. Discreet may terminate this Agreement if Reseller becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or assignment for the benefit of creditors, if that proceeding is not dismissed with prejudice within sixty (60) days after filling. In addition to the foregoing, in the event Reseller either voluntarily files for protection against its creditors under the United States Bankruptcy Code or is the subject of an involuntary petition for bankruptcy, Reseller agrees that Discreet shall be entitled to all rights to retain the benefits of this Agreement which are set forth in 11 U.S.C. 365(n). No right granted to Discreet under 11 U.S.C. 365 shall be deemed to have been waived either expressly or by implication without a written agreement confirming such waiver.

13.3 TERMINATION FOR BREACH. Either party may terminate this Agreement upon notice if the other party breaches any material term or condition of this Agreement.

13.4 TERMINATION FOR FAILURE TO MEET TARGETS. Failure by Reseller to meet or exceed the quarterly and yearly Target shall be a material breach of this Agreement and may result in Termination of this Agreement by Discreet.

13.5 TERMINATION FOR CONVENIENCE.    Discreet may terminate this Agreement
for convenience upon sixty (60) days' written notice to Reseller.

13.6 BREACH OF OTHER AGREEMENTS WITH DISCREET. In the event Reseller has other current reseller or agreements of any other type with Discreet ("Other Discreet Agreement"), the breach of any term of any such Other Discreet Agreement may, at Discreet's option, be deemed a breach of this Agreement and shall permit Discreet to terminate this Agreement in the same manner as if a breach of the terms of this Agreement had occurred. Any alleged breach by Discreet of any Other Discreet Agreement shall not be deemed a breach of this Agreement by Discreet and shall not constitute cause for termination by Reseller or support an allegation by Reseller of damages under this Agreement.

13.7 TERMINATION FOR CUSTOMER DISSATISFACTION. Discreet is relying upon Reseller acting in a professional and upstanding manner in its relationship with all End Users. Discreet may perform customer satisfaction surveys to evaluate Reseller's performance. Failure to attain a high level of customer satisfaction shall be considered a material breach of this Agreement and Discreet reserves the right to terminate Reseller in the event that Discreet receives customer dissatisfaction complaints from End Users, regarding Reseller.

13.8 EFFECT OF TERMINATION.

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
(a) MONIES DUE AND PAYABLE. Notwithstanding any credit terms previously established with Reseller or any other provision of this Agreement, upon notice of a material breach pursuant to this Agreement or notice of termination, all monies owed by Reseller to Discreet shall become due and Reseller shall remit to Discreet such monies owed no later than thirty (30) days after notice. Overdue amounts shall be subject to a late payment charge of one and one-half percent (1.5%) per month, or the legal maximum, whichever is less.

(b) FULFILLMENT OF RESELLER ORDERS. Upon delivery of notice of a material breach or notice of termination of this Agreement, Discreet shall not be obligated to fulfill any orders. Discreet shall not be obligated to fulfill any orders received by Discreet subsequent tot he effective date of termination. In Discreet's sole discretion, Discreet may continue to fulfill orders provided that Reseller (i) submits prepayments for any such order and (ii) pays all outstanding obligations to Discreet prior to any shipment by Discreet.

(c) RETURN OR DEPLETION OF INVENTORY. Subject to the limitations set froth below, upon termination, Discreet, at its sole discretion, may either
(i) repurchase all or any part of Reseller's inventory of Discreet Educational Software Products at the price paid by Reseller to Discreet and/or (ii) allow Reseller to continue to distribute those Discreet Educational Software Products in inventory until the inventory is depleted, subject to the terms and conditions set forth in this Agreement and whatever additional terms and conditions may be imposed by Discreet.
Except as expressly set forth above, under no circumstances shall Reseller be entitled to a refund for all or any portion of the Discreet Educational Software Products in Reseller's inventory.

(d) RETURN OF MATERIALS. Within thirty (30) days after the termination of this Agreement, Reseller shall return to Discreet at Discreet's expense all Discreet Confidential Information, data, photographs, samples, literature and sales aids, and any other property of Discreet then in Reseller's possession.

(e) PARTIAL TERMINATION. Discreet, at its sole discretion, may exercise its termination rights under this Section 13 solely with respect to one or more Product Requirements Sheet(s), Authorized Locations, Authorized Territories, or Authorized Educational Products, or with respect to any Other Discreet Agreement terminated pursuant to Section 13.5 hereof, which partial termination shall not affect this Agreement's application to the remaining Product Requirements Sheet(s), Authorized Locations, Authorized Territories, or Authorized Educational Products, or affect any remaining part of any Other Discreet Agreement.

13.9 OTHER REMEDIES. In addition to the right to terminate this Agreement, Discreet reserve all rights and remedies available to Discreet under law or equity, including the right to seek damages and injunctive relief for breach or threatened breach of this Agreement by Reseller.

13.10 ATTORNEYS' FEES. In any action brought to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees incurred in maintaining such action.

13.11 SURVIVING PROVISIONS. The terms and conditions, which by their nature should survive, shall survive and continue after termination of the Agreement.

14.  GENERAL PROVISIONS

14.1 ASSIGNMENT. Reseller acknowledges that Discreet is relying upon Reseller's reputation, business standing, and goodwill under Reseller's present ownership in entering into this Agreement. Accordingly, Reseller agrees that its rights and obligations under this Agreement may not be transferred or assigned and its duties may not be delegated directly or indirectly without the prior written consent of Discreet. Reseller shall notify Discreet promptly in writing of any change of ownership of Reseller or of any sale of all or substantially all of Reseller's assets. Reseller acknowledges that any change of ownership, sale of all or substantially all of Reseller's assets, or attempted assignment by Reseller of this Agreement, or any part thereof, without Discreet's prior written consent may result in immediate termination of this Agreement by Discreet.
Discreet may assign or otherwise transfer its rights and obligations to successors-in-interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof. Subject to the restrictions set forth in this
Section 14.1, all of the terms and conditions of this Agreement shall be binding upon, insure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

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
14.2 VENUE/CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of California (excluding rules regarding conflicts of law) and the United States of America. The parties hereby submit to the exclusive personal jurisdiction of and venue in the Superior Court of the State of California, County of Marin, and the United States District Court for the Northern District of California in San Francisco.

14.3 NOTICES. Any notices required under the terms of this Agreement will be given in writing either (a) to the persons at the addresses set forth below, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when mailed to the address designated below ("Delivered"), or (b) by facsimile, and will be deemed delivered on the day reflected in the transmission confirmation.

          If to Discreet:
               Discreet, a division of Autodesk, Inc.
               111 McInnis Parkway
               San Rafael, California 94903
               Attn:  General Counsel
               Facsimile:  (415) 507-6126

If to Reseller, to the address and facsimile number identified on the first page of this Agreement.

14.4 INDEPENDENT CONTRACTORS. In performing their respect duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither of the parties will hold itself out in any manner that would be contrary to the provisions of this Section 14.4.

14.5 ENTIRE AGREEMENT. This document contains the entire agreement and understanding concerning the subject matter between Reseller and Discreet and supersedes all prior negotiations, proposed agreements, and all other agreements, whether written or oral, except all prior confidentiality and nondisclosure agreements to the extent that they are not expressly superseded by this Agreement. Except as set forth in Section 1.14, this Agreement may be amended only in writing and must be signed by authorized individuals for both Discreet and Reseller. Any handwritten or typed changes to this Agreement must be initialed by both parties in order to become effective.

14.6 SEVERABILITY. In the event that it is determined by a court of competent jurisdiction as a part of a final nonappealable judgment that any provision of this Agreement or part there of is invalid, illegal, or otherwise unenforceable, such provision will be enforced or reformed as nearly as possible in accordance with the stated intention of the parties, while the remainder of the Agreement will remain in full force and effect.

14.7 CONSTRUCTION. The parties and their respective counsel have negotiated this Agreement. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction against either party. Ambiguity will not be interpreted against the drafting party.

14.8 COUNTERPARTS. This Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties. The Undersigned are duly authorized to execute this Agreement on behalf of this respective parties.

14.9 FORCE MAJEURE. Except for the failure to make payments, neither party will be liable for any loss, damage or penalty resulting from delays or failures in performance resulting from acts of God, supplier delay or other causes beyond the non-performing party's reasonable control and not caused by the negligence of the non-performing party, provided that the non-performing party promptly notifies the other party of the delay and the cause thereof and promptly resumes performance as soon as it is possible to do so.

14.10 WAIVER. The waiver of any breach or default will not constitute a waiver of any other right in this Agreement or any subsequent breach or default. No waiver shall be effective unless in writing and signed by an

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
authorized representative of the party to be bound. Failure to pursue, or delay in pursing, any remedy for a breach shall not constitute a waiver of such breach.


"Discreet"                              "Reseller"
Discreet, a division of Autodesk, Inc.


By: /s/ DENNIS PHINNEY                  By: /s/ GARY NELSON
   --------------------------              ----------------------------

          Dennis Phinney                     Gary Nelson
   --------------------------              ----------------------------
          Printed Name                            Printed Name

     Channel Manager, Americas               President
   --------------------------              ----------------------------
          Title                                   Title

          11-2-99                            October 27, 1999
   --------------------------              ----------------------------
          Date                               Date









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